UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2012

ONLINE DISRUPTIVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54394	27-1404923
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3120 S. Durango Dr. Suite 305, Las Vegas, Nevada 89117
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (702) 579-7900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2012, the Board of Directors (the “Board”) of Online Disruptive Technologies Inc. (the “Company”) elected Mr. Eyal Davidovits as a director of the Company.  Mr. Davidovits is currently our Chief Operating Officer, having assumed that role on July 30, 2012.

As Mr. Davidovits is employed by the Company, he will be serving on the Board as a member of management and therefore will not qualify as an independent member of the Board or serve on any of its Committees.  Accordingly, Mr. Davidovits will not be paid any Director's fees or other compensation for serving on the Board.

Mr. Davidovits brings 20 years of marketing, finance, and operations executive experience at Intel, Marvell, and CorInsight.  This included assessments of strategic partnerships and joint ventures with Intel Capital, Intel Haifa computer mobility group operations, finance management at Intel USA, and the development of and responsibility for major Fortune 500 company accounts at CorInsight.  Mr. Davidovits is a senior partner of CorInsight LLC, a marketing, business development and technology transfer consultancy, and General Manager of CorInsight's Israel office.  He has a Bachelor of Science in Manufacturing Engineering and Business Studies from Coventry University, UK.

On October 30, 2012, Mr. Davidovits and the Company entered into an employment agreement.  Please refer to our Form 8-K filed on November 5, 2012, for additional information regarding this agreement.

Family Relationships

Giora Davidovits and Eyal Davidovits are brothers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE DISRUPTIVE TECHNOLOGIES, INC.

By:	/s/ Giora Davidovits
Giora Davidovits
Chief Financial Officer
Dated: November 7, 2012